EXHIBIT 10.2

AMENDED AND RESTATED
COMMITTED LINE OF CREDIT NOTE

$5,000,000.00                                                                                                          May 29, 2002

FOR VALUE RECEIVED, INTEST CORPORATION, INTEST SUNNYVALE CORPORATION, TEMPTRONIC CORPORATION, INTEST INVESTMENTS, INC., INTEST LICENSING CORP. and INTEST IP CORP. (each a "Borrower" and collectively, the "Borrowers"), with an address at Seven Esterbrook Lane, Cherry Hill, New Jersey 08003, jointly and severally promise to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the "Bank"), in lawful money of the United States of America in immediately available funds at its offices located at 1950 East Route 70, Cherry Hill, New Jersey 08003, or at such other location as the Bank may designate from time to time, the principal sum of FIVE MILLION DOLLARS ($5,000,000.00) (the "Facility") or such lesser amount as may be advanced to or for the benefit of the Borrowers hereunder, together with interest accruing on the outstanding principal balance from the date hereof, all as provided below:

1.  Advances. The Borrowers may request advances, repay and request additional advances hereunder until the Expiration Date, subject to the terms and conditions of this Note and the other Loan Documents (as hereinafter defined). The "Expiration Date" shall mean February 28, 2004, or such later date as may be designated by the Bank by written notice from the Bank to the Borrowers. The Borrowers acknowledge and agree that in no event will the Bank be under any obligation to extend or renew the Facility or this Note beyond the Expiration Date. The Borrowers may request advances hereunder upon giving oral or written notice to the Bank by 11:00 a.m. (Philadelphia, Pennsylvania time) (a) on the day of the proposed advance, in the case of advances to bear interest under the Base Rate Option (as hereinafter defined) and (b) three (3) Business Days prior to the proposed advance, in the case of advances to bear interest under the Euro-Rate Option (as hereinafter defined), followed promptly thereafter by the Borrowers' written confirmation to the Bank of any oral notice. The aggregate unpaid principal amount of advances under this Note shall not exceed the face amount of this Note.

2.   Rate of Interest.  Each advance outstanding under this Note will bear interest at a rate or rates per annum as may be selected by the Borrower from the interest rate options set forth below (each, an "Option"):

      (i)  Base Rate Option. A rate of interest per annum which is at all times equal to the sum of (A) higher of (1) Prime Rate or (2) the Federal Funds Rate, plus (B) fifty basis points (0.50%). For purposes hereof, the "Federal Funds Rate" means the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) for the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it. For purposes hereof, the term "Prime Rate" shall mean the rate publicly announced by the Bank from time to time as its prime rate. The Prime Rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers. The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers. If and when the Prime Rate changes, the rate of interest with respect to any advance to which the Base Rate Option applies will change automatically without notice to the Borrower, effective on the date of any such change. There are no required minimum interest periods for advances bearing interest under the Base Rate Option.

      (ii)  Euro-Rate Option. A rate per annum equal to the sum of (A) the Euro-Rate, plus (B) two hundred twenty-five (225) basis points (2.25%), for the applicable Euro-Rate Interest Period.

For purposes hereof, the following terms shall have the following meanings:

"Business Day" shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Philadelphia, Pennsylvania.

"Euro-Rate" shall mean, with respect to any advance to which the Euro-Rate Option applies for the applicable Euro-Rate Interest Period, the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1%) (i) the rate of interest determined by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the eurodollar rate two (2) Business Days prior to the first day of such Euro-Rate Interest Period for an amount comparable to such advance and having a borrowing date and a maturity comparable to such Euro-Rate Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.

"Euro-Rate Interest Period" shall mean the period of one (1), two (2), three (3) or six (6) months selected by the Borrowers commencing on the date of disbursement of an advance (or the date of conversion of an advance to the Euro-Rate Option, as the case may be) and each successive period selected by the Borrowers thereafter; provided, that if a Euro-Rate Interest Period would end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless such day falls in the succeeding calendar month in which case the Euro-Rate Interest Period shall end on the next preceding Business Day. In no event shall any Euro-Rate Interest Period end on a day after the Expiration Date.

"Euro-Rate Reserve Percentage" shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities").

The Euro-Rate shall be adjusted with respect to any advance to which the Euro-Rate Option applies on and as of the effective date of any change in the Euro-Rate Reserve Percentage. The Bank shall give prompt notice to the Borrowers of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

If the Bank determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the eurodollar market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the eurodollar market for the selected term, or adequate means do not exist for ascertaining the Euro-Rate, then the Bank shall give notice thereof to the Borrowers. Thereafter, until the Bank notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, (a) the availability of the Euro-Rate Option shall be suspended, and (b) the interest rate for all advances then bearing interest under the Euro-Rate Option shall be converted at the expiration of the then current Euro-Rate Interest Period(s) to the Base Rate Option.

In addition, if, after the date of this Note, the Bank shall determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to make or maintain or fund loans under the Euro-Rate Option, the Bank shall notify the Borrowers. Upon receipt of such notice, until the Bank notifies the Borrowers that the circumstances giving rise to such determination no longer apply, (a) the availability of the Euro-Rate Option shall be suspended, and (b) the interest rate on all advances then bearing interest under the Euro-Rate Option shall be converted to the Base Rate Option either (i) on the last day of the then current Euro-Rate Interest Period(s) if the Bank may lawfully continue to maintain advances under the Euro-Rate Option to such day, or (ii) immediately if the Bank may not lawfully continue to maintain advances under the Euro-Rate Option.

The foregoing notwithstanding, it is understood that the Borrowers may select different Options to apply simultaneously to different portions of the advances and may select up to three (3) different interest periods to apply simultaneously to different portions of the advances bearing interest under the Euro-Rate Option. Interest hereunder will be calculated on the basis of a year of 360 days for the actual number of days elapsed. In no event will the rate of interest hereunder exceed the maximum rate allowed by law.

3.   Interest Rate Election. Subject to the terms and conditions of this Note, at the end of each interest period applicable to any advance, the Borrowers may renew the Option applicable to such advance or convert such advance to a different Option; provided that, during any period in which any Event of Default (as hereinafter defined) has occurred and is continuing, any advances bearing interest under the Euro-Rate Option shall, at the Bank's sole discretion, be converted at the end of the applicable Euro-Rate Interest Period to the Base Rate Option and the Euro-Rate Option will not be available to Borrowers with respect to any new advances until such Event of Default has been cured by the Borrowers or waived by the Bank. The Borrowers shall notify the Bank of each election of an Option, each conversion from one Option to another, the amount of the advances then outstanding to be allocated to each Option and where relevant the interest periods therefor. In the case of converting to the Euro-Rate Option, such notice shall be given at least three (3) Business Days prior to the commencement of any Euro-Rate Interest Period. If no notice of conversion or renewal is timely received by the Bank, the Borrowers shall be deemed to have converted such advance to the Base Rate Option. Any such election shall be promptly confirmed in writing by such method as the Bank may require.

4.   Advance Procedures. A request for advance made by telephone must be promptly confirmed in writing by such method as the Bank may require. The Borrowers authorize the Bank to accept telephonic requests for advances, and the Bank shall be entitled to rely upon the authority of any person providing such instructions. The Borrower hereby indemnifies and holds the Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) which may arise or be created by the acceptance of such telephone requests or making such advances. The Bank will enter on its books and records, which entry when made will be presumed correct, the date and amount of each advance, the interest rate and interest period applicable thereto, as well as the date and amount of each payment.

5.  Payment Terms. The Borrowers shall pay accrued interest on the unpaid principal balance of this Note in arrears: (a) for the portion of advances bearing interest under the Base Rate Option, on the first day of each month during the term hereof, (b) for the portion of advances bearing interest under the Euro-Rate Option, on the last day of the respective Euro-Rate Interest Period for such advance, (c) if any Euro-Rate Interest Period is longer than three (3) months, then also on the three (3) month anniversary of such interest period and every three (3) months thereafter, and (d) for all advances, at maturity, whether by acceleration of this Note or otherwise, and after maturity, on demand until paid in full. All outstanding principal and accrued interest hereunder shall be due and payable in full on the Expiration Date.

If any payment under this Note shall become due on a Saturday, Sunday or public holiday under the laws of the State where the Bank's office indicated above is located, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. The Borrowers hereby authorize the Bank to charge the Borrowers' deposit account at the Bank for any payment when due hereunder. Payments received will be applied to charges, fees and expenses (including attorneys' fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

6.  Late Payments; Default Rate. If the Borrowers fail to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Note within fifteen (15) calendar days of the date due and payable, the Borrowers also shall pay to the Bank a late charge equal to the lesser of five percent (5%) of the amount of such payment or $100.00 (the "Late Charge"). Such fifteen (15) day period shall not be construed in any way to extend the due date of any such payment. Upon maturity, whether by acceleration, demand or otherwise, and at the Bank's option upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, this Note shall bear interest at a rate per annum (based on a year of 360 days and actual days elapsed) which shall be three percentage points (3%) in excess of the interest rate in effect from time to time under this Note but not more than the maximum rate allowed by law (the "Default Rate"). The Default Rate shall continue to apply whether or not judgment shall be entered on this Note. Both the Late Charge and the Default Rate are imposed as liquidated damages for the purposes of defraying the Bank's expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Bank's exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Bank may employ. In addition, the Default Rate reflects the increased credit risk to the Bank of carrying a loan that is in default. The Borrower agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Bank, and that the actual harm incurred by the Bank cannot be estimated with certainty and without difficulty.

7.  Prepayment. The Borrowers shall have the right to prepay at any time and from time to time, in whole or in part, without penalty, any advance hereunder which is accruing interest under the Base Rate Option. If the Borrowers prepay (whether voluntary, on default or otherwise) all or any part of any advance which is accruing interest under the Euro-Rate Option on other than the last day of the applicable Euro-Rate Interest Period, the Borrowers shall pay to the Bank, on demand therefor, all amounts due pursuant to paragraph 8 below, including the Cost of Prepayment, if any.

8.   Yield Protection. The Borrowers shall pay to the Bank, on written demand therefor, together with the written evidence of the justification therefor, all direct costs incurred, losses suffered or payments made by the Bank by reason of any change in law or regulation or its interpretation imposing any reserve, deposit, allocation of capital, or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets. In addition, the Borrowers agree to indemnify the Bank against any liabilities, losses or expenses (including loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any advance (or any part thereof) bearing interest under the Euro-Rate Option) which the Bank sustains or incurs as a consequence of either (i) the Borrowers' failure to make a payment on the due date thereof, (ii) the Borrowers' revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to the Bank to request, convert, renew or prepay any advance, or (iii) the Borrowers' payment, prepayment or conversion of any advance bearing interest under the Euro-Rate Option on a day other than the last day of the applicable Euro-Rate Interest Period, including but not limited to the Cost of Prepayment. "Cost of Prepayment" means an amount equal to the present value, if positive, of the product of (a) the difference between (i) the yield, on the beginning date of the applicable interest period, of a U.S. Treasury obligation with a maturity similar to the applicable interest period minus (ii) the yield, on the prepayment date, of a U.S. Treasury obligation with a maturity similar to the remaining maturity of the applicable interest period, and (b) the principal amount to be prepaid, and (c) the number of years, including fractional years from the prepayment date to the end of the applicable interest period. The yield on any U.S. Treasury obligation shall be determined by reference to Federal Reserve Statistical Release H.15(519) "Selected Interest Rates". For purposes of making present value calculations, the yield to maturity of a similar maturity U.S. Treasury obligation on the prepayment date shall be deemed the discount rate. The Cost of Prepayment shall also apply to any payments made after acceleration of the maturity of this Note. The Bank's determination of an amount payable under this paragraph shall, in the absence of manifest error, be conclusive and shall be payable on demand.

9.  Other Loan Documents. This Note is issued in connection with a Letter Agreement by and among the Borrowers and the Bank, dated on or before the date hereof (the "Letter Agreement"), and the other agreements and documents executed in connection therewith or referred to therein, the terms of which are incorporated herein by reference (as amended, modified or renewed from time to time, collectively the "Loan Documents"), and is secured by the property described in the Loan Documents (if any) and by such other collateral as previously may have been or may in the future be granted to the Bank to secure this Note.

10.  Events of Default. The occurrence of any of the following events will be deemed to be an "Event of Default" under this Note: (i) the nonpayment of any principal, interest or other indebtedness under this Note when due; (ii) the occurrence of any event of default or default under any Loan Document or any other debt, liability or obligation to the Bank of any Obligor or any Obligor's failure to observe or perform any covenant or other agreement with the Bank contained in any Loan Document or any other documents now or in the future evidencing or security the obligations of any Obligor to Banks not otherwise specifically constituting an Event of Default under this Section 10, which default is not cured within thirty (30) days from the earlier of (a) Obligor's actual knowledge thereof or (b) Obligor's receipt of written notice from Bank thereof; provided that if such default is (I) willfully caused or permitted by Obligors or (II) consists of a willful failure by Obligors to comply with the covenants set forth in the Letter Agreement, no such notice or grace period shall be provided to Obligors; (iii) the filing by or against any Obligor of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against any Obligor, such proceeding is not dismissed or stayed within sixty (60) days of the commencement thereof, provided that the Bank shall not be obligated to advance additional funds during such period); (iv) any assignment by any Obligor for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of any Obligor held by or deposited with the Bank; (v) a default with respect to any other indebtedness of any Obligor for borrowed money, if the effect of such default is to cause or permit the acceleration of such debt; (vi) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of any Obligor to the Bank; (vii) the entry of a final judgment (not fully covered by insurance) against any Obligor in excess of $50,000 (or judgments aggregating $75,000) and the failure of such Obligor to discharge the judgment within ten days of the entry thereof; (viii) if this Note or any guarantee executed by any Guarantor is secured, the failure of any Obligor to provide the Bank with additional collateral if in the Bank's opinion at any time or times, the market value of any of the collateral securing this Note or any guarantee has depreciated below that required pursuant to the Loan Documents (if any) or, if no specific value is so required, then in an amount deemed material by the Bank; (ix) any material adverse change in any Obligor's business, assets, operations, financial condition or results of operations; (x) any Obligor ceases doing business as a going concern; (xi) the revocation or attempted revocation, in whole or in part, of any guarantee by any Guarantor; (xii) the death, incarceration, indictment or legal incompetency of any individual Obligor or, if any Obligor is a partnership or limited liability company, the death, incarceration, indictment or legal incompetency of any individual general partner or member; or (xiii) any representation or warranty made by any Obligor to the Bank in any Loan Document, or any other documents now or in the future evidencing or securing the obligations of any Obligor to the Bank, is false, erroneous or misleading in any material respect. Notwithstanding anything contained herein, the merger of one Obligor into another Obligor shall not constitute an Event of Default. As used herein, the term "Obligor" means any Borrower and any Guarantor, and the term "Guarantor" means any guarantor of the Borrower's obligations to the Bank existing on the date of this Note or arising in the future.

Upon the occurrence of an Event of Default: (a) the Bank shall be under no further obligation to make advances hereunder; (b) if an Event of Default specified in clause (iii) or (iv) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the Bank's option and without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) at the Bank's option, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (e) the Bank may exercise from time to time any of the rights and remedies available under the Loan Documents or under applicable law.

11.  Right of Setoff. In addition to all liens upon and rights of setoff against the Borrowers' money, securities or other property given to the Bank by law, the Bank shall have, with respect to the Borrowers' obligations to the Bank under this Note and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and the Borrowers hereby assign, convey, deliver, pledge and transfer to the Bank all of the Borrowers' right, title and interest in and to, all of the Borrowers' deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, or in transit to, the Bank or any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, payroll accounts, and trust accounts. Every such security interest and right of setoff may be exercised without demand upon or notice to the Borrowers. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Bank, although the Bank may enter such setoff on its books and records at a later time.

12.  Miscellaneous. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing (except as may be agreed otherwise above with respect to borrowing requests) and will be effective upon receipt. Such notices and other communications may be hand-delivered, sent by facsimile transmission with confirmation of delivery and a copy sent by first-class mail, or sent by nationally recognized overnight courier service, to the addresses for the Bank and the Borrowers set forth in the Letter Agreement or to such other address as either may give to the other in writing for such purpose. No delay or omission on the Bank's part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank's action or inaction impair any such right or power. No modification, amendment or waiver of any provision of this Note nor consent to any departure by the Borrowers therefrom will be effective unless made in a writing signed by the Bank. The Borrowers agree to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Bank in the enforcement of its rights in this Note and in any security therefor, including without limitation reasonable fees and expenses of the Bank's counsel. If any provision of this Note is found to be invalid by a court, all the other provisions of this Note will remain in full force and effect. The Borrower and all other makers and indorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment. The Borrowers also waive all defenses based on suretyship or impairment of collateral. If this Note is executed by more than one Borrower, the obligations of such persons or entities hereunder will be joint and several. This Note shall bind the Borrowers and their respective heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns; provided, however, that the Borrowers may not assign this Note in whole or in part without the Bank's written consent and the Bank at any time may assign this Note in whole or in part.

This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank's office indicated above is located. This Note will be interpreted and the rights and liabilities of the Bank and the Borrower determined in accordance with the laws of the State where the Bank's office indicated above is located, excluding its conflict of laws rules. The Borrowers hereby irrevocably consent to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank's office indicated above is located; provided that nothing contained in this Note will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against any of the Borrowers individually, against any security or against any property of any of the Borrowers within any other county, state or other foreign or domestic jurisdiction. The Borrowers acknowledge and agree that the venue provided above is the most convenient forum for both the Bank and the Borrowers. The Borrowers waive any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

13.  Amendment and Restatement. This Note amends and restates, and is in substitution for, that certain Second Amended and Restated Committed Line of Credit Note in the original principal amount of $5,000,000.00 payable to the order of the Bank and dated November 1, 2000 (the "Existing Note"). However, without duplication, this Note shall in no way extinguish, cancel or satisfy Borrowers' unconditional obligation to repay all indebtedness evidenced by the Existing Note or constitute a novation of the Existing Note. Nothing herein is intended to extinguish, cancel or impair the lien priority or effect of any security agreement, pledge agreement or mortgage with respect to any Obligor's obligations hereunder and under any other document relating hereto.

14.  WAIVER OF JURY TRIAL. The Borrowers irrevocably waive any and all rights the Borrowers may have to a trial by jury in any action, proceeding or claim of any nature relating to this Note, any documents executed in connection with this Note or any transaction contemplated in any of such documents. The Borrowers acknowledge that the foregoing waiver is knowing and voluntary.

The Borrowers acknowledge that it has read and understood all the provisions of this Note, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

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WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.
INTEST SUNNYVALE CORPORATION	INTEST CORPORATION

By: /s/ Hugh T. Regan, Jr.	By: /s/ Hugh T. Regan, Jr.
Print Name: Hugh T. Regan, Jr.	Print Name: Hugh T. Regan, Jr.
Title: Secretary and Treasurer	Title: Secretary and Treasurer

TEMPTRONIC CORPORATION	INTEST IP CORP.

By: /s/ Hugh T. Regan, Jr.	By: /s/ Hugh T. Regan, Jr.
Print Name: Hugh T. Regan, Jr.	Print Name: Hugh T. Regan, Jr.
Title: Secretary and Treasurer	Title: Secretary and Treasurer

INTEST LICENSING CORP.	INTEST INVESTMENTS, INC.

By: /s/ Hugh T. Regan, Jr.	By: /s/ Hugh T. Regan, Jr.
Print Name: Hugh T. Regan, Jr.	Print Name: Hugh T. Regan, Jr.
Title: Secretary and Treasurer	Title: Secretary and Treasurer